EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-127114, 033-61687, 333-64659, 333-151121 and 333-163768) of Bluegreen Corporation of our report dated March xx, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers, LLP

Fort Lauderdale, Florida

April 1, 2013